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EXHIBIT 10.9

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TERMINATION AGREEMENT

This Termination Agreement is made and entered into as of the 15th day of April, 2002, by and between USURF America, Inc., a Nevada corporation ("Employer"), and Robert A. Hart IV ("Employee").

WHEREAS, Employer and Employee entered into an Employment Agreement on May 25, 2000; and

WHEREAS, Employee has performed in a satisfactory manner under the terms of his employment Agreement; and

WHEREAS, during the past nine months, the business of Employer has evolved in such a manner as to render the expertise of Employee to become less valuable to Employer; and

WHEREAS, in light of such circumstances, Employee desires to pursue other business opportunities without restriction;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1. The employment by Employer of Employee as Executive Vice President of Technology of Employer shall terminate effective upon the mutual execution of this Termination Agreement and the Employment Agreement between Employer and Employee shall become null and void.

2. By entering into this Termination Agreement, Employee waives any and all claims against Employer, including, without limitation, claims for monetary or other compensation.

3. By entering into this Termination Agreement, Employer waives its right to enforce the Agreement Not to Compete, dated as of May 25, 2000, between Employer and Employee.

4. It is specifically agreed by the parties that the Confidentiality Agreement, dated as of May 25, 2000, between Employer and Employee, shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first above written.

EMPLOYER:

USURF AMERICA, INC.

By: /s/ DAVID M. LOFLIN

David M. Loflin

President

EMPLOYEE:

/s/ ROBERT A. HART IV

Robert A. Hart IV